CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated May 27, 2015, accompanying the financial statements of Quality Municipals Income Trust, 69th Limited Maturity Series (included in Invesco Unit Trusts, Municipal Series 1140) as of January 31, 2015, and for the period from February 13, 2013 (date of deposit) through January 31, 2014 and for the year ended January 31, 2015 and the financial highlights for the period from February 13, 2013 (date of deposit) through January 31, 2014 and for the year ended January 31, 2015, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-184275) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 27, 2015